Exhibit 99.1

News Release

LASALLE HOTEL PROPERTIES REPORTS SECOND QUARTER 2016 RESULTS
Completes Two Asset Sales in July 2016, Resulting in $245 Million Gross Proceeds

BETHESDA, MD, July 20, 2016 -- LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter ended June 30, 2016. The Company’s results include the following:

	Second Quarter			Year-to-Date
	2016	2015	% Var.	2016	2015	% Var.
	($'s in millions except per share/unit data)

Net income attributable to common shareholders	$55.2	$55.8	-1.1%	$61.2	$55.5	10.3%
Net income attributable to common shareholders per diluted share	$0.49	$0.49	0.0%	$0.54	$0.49	10.2%

RevPAR	$223.13	$219.31	1.7%	$195.56	$192.11	1.8%
Hotel EBITDA Margin(1)	38.6%	38.3%		33.4%	33.0%
Hotel EBITDA Margin Growth(1)	31 bps			45 bps

Total Revenue	$351.1	$341.4	2.8%	$611.2	$592.2	3.2%
EBITDA(1)	$127.6	$124.4	2.6%	$190.5	$178.8	6.5%
Adjusted EBITDA(1)	$130.5	$125.2	4.2%	$195.5	$182.4	7.2%
FFO(1)	$104.1	$101.8	2.3%	$157.7	$144.4	9.2%
Adjusted FFO(1)	$107.0	$102.6	4.3%	$162.7	$147.9	10.0%
FFO per diluted share/unit(1)	$0.92	$0.90	2.2%	$1.39	$1.27	9.4%
Adjusted FFO per diluted share/unit(1)	$0.95	$0.91	4.4%	$1.44	$1.31	9.9%
(1) See tables later in press release, which list adjustments that reconcile net income attributable to common shareholders to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations attributable to common shareholders and unitholders (“FFO”), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and pro forma hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net income later in this press release.

“During the second quarter, our team and operators continued to execute at record levels, delivering hotel EBITDA growth and a best-in-class 38.6 percent hotel EBITDA margin,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Concurrently, we have been able to further strengthen the Company through a preferred equity raise and by completing two non-core asset dispositions.”

“The preferred equity offering boasts the lowest-ever coupon for a lodging REIT. The sale of Indianapolis Marriott Downtown capped off an excellent long-term investment for us. We owned the hotel for 12 years and it generated a 13.7 percent unleveraged IRR. We also sold our non-core junior mezzanine loan on Shutters on the Beach and Casa

Del Mar at par. Each of these transactions has reduced our debt, and as a result our debt-to-EBITDA ratio, further bolstering our already solid balance sheet,” added Mr. Barnello.

Second Quarter Results

▪	Net Income: The Company’s net income attributable to common shareholders was $55.2 million.

▪
RevPAR: Room revenue per available room (“RevPAR”) increased 1.7 percent to $223.13, primarily driven by a 2.0 percent growth in occupancy to 88.7 percent. Average daily rate (“ADR”) was just below the prior year at $251.58.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin expanded by 31 basis points from the comparable prior year period to 38.6 percent.

▪	Adjusted EBITDA: The Company’s adjusted EBITDA was $130.5 million, an increase of 4.2 percent over the second quarter of 2015.

▪
Adjusted FFO: The Company generated adjusted FFO of $107.0 million, or $0.95 per diluted share/unit, compared to $102.6 million, or $0.91 per diluted share/unit, for the comparable prior year period, a per share/unit increase of 4.4 percent.

Year-to-Date Results

▪	Net Income: The Company grew net income attributable to common shareholders by 10.3 percent to $61.2 million.

▪	RevPAR: RevPAR increased 1.8 percent to $195.56, primarily driven by a 2.0 percent growth in occupancy to 82.3 percent. ADR was just below the prior year at $237.62.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin expanded by 45 basis points from the comparable prior year period to 33.4 percent.

▪	Adjusted EBITDA: The Company’s adjusted EBITDA was $195.5 million, an increase of 7.2 percent over the first half of 2015.

▪
Adjusted FFO: The Company generated adjusted FFO of $162.7 million, or $1.44 per diluted share/unit, compared to $147.9 million, or $1.31 per diluted share/unit, for the comparable prior year period, a per share/unit increase of 9.9 percent.

Subsequent Events: Asset Sales
On July 8, 2016, the Company sold its junior mezzanine loan (the “Mezzanine Loan”) secured by equity interests in two hotels: Shutters on the Beach and Casa Del Mar, in Santa Monica, California. The Mezzanine Loan sold for $80.0 million, which was the principal amount. The Company originally provided the Mezzanine Loan on July 20, 2015.

On July 14, 2016, the Company     sold the Indianapolis Marriott Downtown for $165.0 million, generating a 13.7 percent unleveraged IRR. The Company acquired the hotel in February 2004 for $106.0 million. For RevPAR, hotel EBITDA, and hotel EBITDA margin detail for this hotel for the trailing four quarters, please refer to the supporting table at the end of this release.

Proceeds from both transactions were used to reduce borrowings on the Company’s senior unsecured credit facility and for general corporate purposes.

Capital Markets Activities
During the quarter, the Company issued 6,000,000 6.3 percent Series J Cumulative Redeemable Preferred Shares for gross proceeds of $150.0 million. The 6.3 percent coupon is the lowest-ever for a lodging REIT.

Capital Investments
During the quarter, the Company invested $21.2 million of capital in its hotels. As a result of fewer planned renovations at the end of 2016 and the sale of Indianapolis Marriott Downtown, the Company is lowering its 2016 anticipated capital expenditures to a range of $110.0 million to $130.0 million. Previously, the Company anticipated investing between $130.0 million and $170.0 million of capital in its hotels during 2016.

Balance Sheet
As of June 30, 2016, the Company had total outstanding debt of $1.3 billion, including $190.0 million outstanding on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the financial covenant section of the Company’s senior unsecured credit facility) was 3.2 times as of June 30, 2016 and its fixed charge coverage ratio was 5.6 times. For the second quarter, the Company’s weighted average interest rate was 2.5 percent, compared to 3.3 percent during the same prior year period. As of June 30, 2016, the Company had $43.1 million of cash and cash equivalents on its balance sheet and capacity of $582.4 million available on its credit facilities.

Pro forma for the sale of Indianapolis Marriott Downtown and the Mezzanine Loan, the Company’s total net debt to trailing 12 month Corporate EBITDA is 2.9 times, with $98.1 million of cash and cash equivalents on its balance sheet and capacity of $772.4 million available on its credit facilities.

The Company did not acquire any common shares during the second quarter of 2016 or to date during the third quarter of 2016. The Company has $69.8 million of capacity remaining in its share repurchase program.

Dividend
On June 15, 2016, the Company declared a second quarter 2016 dividend of $0.45 per common share of beneficial interest. The dividend represents an annual run rate of $1.80 per share and a 7.0 percent yield based on the closing share price on July 19, 2016.

Appointment of Kenneth G. Fuller as Chief Financial Officer
On April 25, 2016, Kenneth G. Fuller was appointed as the Company’s Executive Vice President, Chief Financial Officer, Secretary, and Treasurer. Mr. Fuller returned to the Company after founding Vine Investment Partners (“Vine”) - a real estate company focused on acquiring and developing multi-family residential properties and hotels. Prior to founding Vine, Mr. Fuller served the Company in various positions dating back to 2000, including most recently as Treasurer from 2011 to 2015.

Earnings Call
The Company will conduct its quarterly conference call on Thursday, July 21, 2016 at 11:00 AM eastern time. To participate in the conference call, please dial (888) 504-7953. Additionally, a live webcast of the conference call will be available through the Company’s website. A replay of the conference call webcast will also be archived and available online through the Investor Relations section of the Company’s website.

About LaSalle Hotel Properties
LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 46 properties, which are upscale, full-service hotels, totaling approximately 11,450 guest rooms in 13 markets in nine states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging groups, including Hilton Hotels Corporation, Marriott International, Starwood Hotels & Resorts Worldwide, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, Commune Hotels and Resorts, Destination Hotels, Davidson Hotel Company, Kimpton Hotel & Restaurant Group, LLC, Accor, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project," “may,” “plan,” “seek,” “should,” or similar expressions. Forward-looking statements in this press release include, among others, statements about the Company’s asset management strategies, use of sale proceeds and capital expenditure program. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) risks associated with the hotel industry, including competition for guests and meetings from other hotels and alternative lodging companies, increases in wages, energy costs and other operating costs, potential unionization or union disruption, actual or threatened terrorist attacks, any type of flu or disease-related pandemic and downturns in general and local economic conditions, (ii) the availability and terms of financing and capital and the general volatility of securities markets, (iii) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to maintain its qualification as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) the risk of a material failure, inadequacy, interruption or security failure of the Company’s or the hotel managers’ information technology networks and systems, and (x) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #
Additional Contacts:
Kenneth G. Fuller or Max D. Leinweber - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Hotel operating revenues:
Room	$245,286	$242,447	$426,706	$413,038
Food and beverage	79,025	75,480	135,372	136,395
Other operating department	24,457	21,560	45,100	39,577
Total hotel operating revenues	348,768	339,487	607,178	589,010
Other income	2,319	1,899	4,013	3,179
Total revenues	351,087	341,386	611,191	592,189
Expenses:
Hotel operating expenses:
Room	58,963	55,998	111,254	104,719
Food and beverage	49,994	49,069	92,902	94,187
Other direct	4,973	4,927	8,656	8,847
Other indirect	80,283	78,877	152,198	148,879
Total hotel operating expenses	194,213	188,871	365,010	356,632
Depreciation and amortization	48,841	45,916	96,469	88,794
Real estate taxes, personal property taxes and insurance	16,919	16,352	33,110	32,286
Ground rent	4,108	4,011	7,921	7,673
General and administrative	7,643	6,501	13,473	12,768
Acquisition transaction costs	0	(3)	0	444
Other expenses	2,327	1,259	4,505	3,604
Total operating expenses	274,051	262,907	520,488	502,201
Operating income	77,036	78,479	90,703	89,988
Interest income	1,676	1	3,330	7
Interest expense	(11,482)	(13,895)	(23,349)	(27,540)
Income before income tax expense	67,230	64,585	70,684	62,455
Income tax expense	(7,610)	(5,574)	(1,990)	(706)
Net income	59,620	59,011	68,694	61,749
Net income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(8)	(8)	(8)	(8)
Noncontrolling interests of common units in Operating Partnership	(81)	(139)	(96)	(154)
Net income attributable to noncontrolling interests	(89)	(147)	(104)	(162)
Net income attributable to the Company	59,531	58,864	68,590	61,587
Distributions to preferred shareholders	(4,355)	(3,042)	(7,397)	(6,084)
Net income attributable to common shareholders	$55,176	$55,822	$61,193	$55,503

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income - Continued
(in thousands, except share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Earnings per Common Share - Basic:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.49	$0.49	$0.54	$0.49
Earnings per Common Share - Diluted:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.49	$0.49	$0.54	$0.49
Weighted average number of common shares outstanding:
Basic	112,784,976	112,728,085	112,766,734	112,688,122
Diluted	113,113,253	113,141,908	113,119,556	113,094,640

Comprehensive Income:
Net income	$59,620	$59,011	$68,694	$61,749
Other comprehensive income:
Unrealized (loss) gain on interest rate derivative instruments	(5,971)	26	(20,223)	(4,372)
Reclassification adjustment for amounts recognized in net income	1,730	1,069	3,510	2,139
	55,379	60,106	51,981	59,516
Comprehensive income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(8)	(8)	(8)	(8)
Noncontrolling interests of common units in Operating Partnership	(76)	(144)	(75)	(150)
Comprehensive income attributable to noncontrolling interests	(84)	(152)	(83)	(158)
Comprehensive income attributable to the Company	$55,295	$59,954	$51,898	$59,358

LASALLE HOTEL PROPERTIES
FFO and EBITDA
(in thousands, except share/unit data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income attributable to common shareholders	$55,176	$55,822	$61,193	$55,503
Depreciation	48,706	45,790	96,200	88,542
Amortization of deferred lease costs	82	72	162	147
Noncontrolling interests:
Noncontrolling interests in consolidated entities	8	8	8	8
Noncontrolling interests of common units in Operating Partnership	81	139	96	154
FFO attributable to common shareholders and unitholders	$104,053	$101,831	$157,659	$144,354
Pre-opening, management transition and severance expenses	2,518	303	4,064	2,150
Acquisition transaction costs	0	(3)	0	444
Non-cash ground rent	471	487	948	980
Adjusted FFO attributable to common shareholders and unitholders	$107,042	$102,618	$162,671	$147,928
Weighted average number of common shares and units outstanding:
Basic	112,930,199	112,943,036	112,911,957	112,943,523
Diluted	113,258,476	113,356,859	113,264,779	113,350,041
FFO attributable to common shareholders and unitholders per diluted share/unit	$0.92	$0.90	$1.39	$1.27
Adjusted FFO attributable to common shareholders and unitholders per diluted share/unit	$0.95	$0.91	$1.44	$1.31

	For the three months ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income attributable to common shareholders	$55,176	$55,822	$61,193	$55,503
Interest expense	11,482	13,895	23,349	27,540
Income tax expense	7,610	5,574	1,990	706
Depreciation and amortization	48,841	45,916	96,469	88,794
Noncontrolling interests:
Noncontrolling interests in consolidated entities	8	8	8	8
Noncontrolling interests of common units in Operating Partnership	81	139	96	154
Distributions to preferred shareholders	4,355	3,042	7,397	6,084
EBITDA	$127,553	$124,396	$190,502	$178,789
Pre-opening, management transition and severance expenses	2,518	303	4,064	2,150
Acquisition transaction costs	0	(3)	0	444
Non-cash ground rent	471	487	948	980
Adjusted EBITDA	$130,542	$125,183	$195,514	$182,363
Corporate expense	7,685	7,656	14,409	14,642
Interest and other income	(3,777)	(1,900)	(7,126)	(3,186)
Pro forma hotel level adjustments, net(1)	15	(1,625)	(33)	2,132
Hotel EBITDA	$134,465	$129,314	$202,764	$195,951

(1) Pro forma to include the results of operations of the Park Central San Francisco and The Marker Waterfront Resort under previous ownership for the comparable period in 2015, and exclude the Mason & Rook Hotel for the period the hotel was closed for renovation in 2016 and the comparable period in 2015.

LASALLE HOTEL PROPERTIES
Hotel Operational Data
Schedule of Property Level Results - Pro Forma(1)
(in thousands)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Room	$245,286	$240,959	$426,708	$416,563
Food and beverage	79,025	74,970	135,372	137,660
Other	24,336	22,121	44,602	40,134
Total hotel revenues	348,647	338,050	606,682	594,357

Expenses:
Room	58,963	56,175	111,253	105,640
Food and beverage	49,992	49,492	92,901	95,497
Other direct	4,854	4,860	8,515	8,666
General and administrative	22,426	21,768	42,608	41,737
Information and telecommunications systems	4,581	4,250	8,963	8,528
Sales and marketing	23,153	22,157	44,012	42,594
Management fees	10,926	11,541	18,557	19,220
Property operations and maintenance	9,907	9,817	19,736	19,643
Energy and utilities	7,180	7,300	14,451	15,048
Property taxes	15,275	14,579	29,654	28,709
Other fixed expenses	6,925	6,797	13,268	13,124
Total hotel expenses	214,182	208,736	403,918	398,406

Hotel EBITDA	$134,465	$129,314	$202,764	$195,951

Hotel EBITDA Margin	38.6%	38.3%	33.4%	33.0%

(1) This schedule includes the operating data for the three and six months ended June 30, 2016 for all properties owned by the Company as of June 30, 2016. Park Central San Francisco and The Marker Waterfront Resort are included for the full first quarter in both 2015 and 2016. Mason & Rook Hotel is excluded from the first quarter in both 2015 and 2016 because the hotel was closed for renovation during the entire first quarter of 2016.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels - Pro Forma(1)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Total Portfolio
Occupancy	88.7%	87.0%	82.3%	80.7%
Increase	2.0%		2.0%
ADR	$251.58	$252.14	$237.62	$238.05
Decrease	(0.2)%		(0.2)%
RevPAR	$223.13	$219.31	$195.56	$192.11
Increase	1.7%		1.8%

	For the three months ended June 30, 2016	For the six months ended June 30, 2016
Market Detail	RevPAR Variance %
Boston	3.2%	-1.8%
Chicago	2.4%	-0.4%
Key West	7.8%	3.7%
Los Angeles	17.0%	18.1%
New York	-6.5%	-2.8%
Other(2)	9.3%	3.1%
Philadelphia	-1.3%	0.2%
San Diego	-2.6%	-4.4%
San Francisco	-0.5%	5.1%
Seattle	1.2%	-0.7%
Washington, DC(3)	1.3%	1.6%
Washington, DC excluding Mason & Rook Hotel	2.8%	2.5%

(1) Pro forma to include the results of operations of the Park Central San Francisco and The Marker Waterfront Resort under previous ownership for the comparable period in 2015, and exclude the Mason & Rook Hotel for the period the hotel was closed for renovation in 2016 and the comparable period in 2015.
(2) Other includes Indianapolis, IN, Portland, OR, Santa Cruz, CA and Lansdowne, VA.
(3) For the three months ended June 30, 2016 and 2015, Washington, DC RevPAR includes the Mason & Rook Hotel. However, for the six months ended June 30, 2016 and 2015, the Mason & Rook Hotel is excluded from the three months ended March 31, 2016 and 2015, due to the hotel closure and renovation in 2016.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels - Pro Forma(1) - Continued
(in millions)
(unaudited)

Prior Year Operating Data (Excluding Indianapolis Marriott Downtown) - 2016 Comparable

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2015	2015	2015	2015	2015
Occupancy	74.7%	87.9%	86.2%	77.8%	81.7%
ADR	$223.82	$255.01	$250.34	$242.07	$243.70
RevPAR	$167.22	$224.26	$215.77	$188.34	$199.18

Total hotel revenues	$245.5	$325.2	$314.3	$279.0	$1,164.0
Less: Total hotel expenses	182.4	200.8	199.6	190.7	773.5
Hotel EBITDA	$63.1	$124.4	$114.7	$88.3	$390.5

Hotel EBITDA Margin	25.7%	38.3%	36.5%	31.6%	33.5%

(1) Pro forma to include the results of operations of the Park Central San Francisco under previous ownership and The Marker Waterfront Resort for the full year. Pro forma to exclude the Mason & Rook Hotel during the first quarter and fourth quarter, for comparable purposes, due to the hotel being closed for renovation during the fourth quarter of 2015 and the first quarter of 2016. Pro forma to exclude results of operations of the Indianapolis Marriott Downtown due to sale in July 2016.

Indianapolis Marriott Downtown: Actual Trailing 4 Quarters Selected Statistics

	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Trailing 4Q
RevPAR	$110.29	$121.14	$117.37	$150.64	$124.76

Total hotel revenues	$11.3	$13.1	$11.7	$15.6	$51.7
Less: Total hotel expenses	10.3	11.2	8.8	10.3	40.6
Net income	1.0	1.9	2.9	5.3	11.1
Interest expense	1.5	1.5	0.0	0.0	3.0
Depreciation	1.0	1.0	1.0	1.0	4.0
Hotel EBITDA	$3.5	$4.4	$3.9	$6.3	$18.1

Hotel EBITDA Margin	31.0%	33.6%	33.3%	40.4%	35.0%

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. The Company believes property-level results provide investors with supplemental information on the ongoing operational performance of its hotels and effectiveness of the third-party management companies operating its business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.